Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐    Fee paid previously with preliminary materials
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2023
To Our Stockholders:
The 2023 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held on June 13, 2023, at 10:00 a.m., Eastern Time, for the following purposes:
1.To elect the three (3) nominees identified in the accompanying proxy statement as members of our board of directors to serve as class I directors for a term of three years.
2.To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.To hold an advisory vote on executive compensation.
4.To hold an advisory vote on the frequency of future advisory votes on executive compensation.
5.To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our Class A common stock or Class B common stock at the close of business on April 17, 2023, can vote at the Annual Meeting or any adjournments or postponements that take place.
Our board of directors, or board, recommends that you vote FOR the election of the director nominees named in Proposal 1, FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm as described in Proposal 2, FOR the approval of an advisory vote on executive compensation as described in Proposal 3, and FOR the frequency of every THREE (3) YEARS for including future advisory votes on executive compensation proposals in our Proxy Statement as described in Proposal 4.

This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via an online platform. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AMRC2023, where you will be able to listen to the meeting live, submit questions and vote online.
We are pleased to utilize the Securities and Exchange Commission, or SEC, rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about April 28, 2023, we will mail to our stockholders of record as of April 17, 2023 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice Regarding the Availability of Proxy Materials, or Notice, with instructions for accessing the proxy materials and voting over the Internet, by telephone or mobile device or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2022 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or mobile device or by mail.

By Order of the Board of Directors,

David J. Corrsin
Secretary
April 28, 2023

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2023
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2023 annual meeting of stockholders, or the Annual Meeting, to be held on June 13, 2023, at 10:00 a.m., local time, and at any adjournments of the Annual Meeting. We will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/AMRC2023.
In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “the Company,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing the Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record as of April 17, 2023, or the Record Date, on or about April 28, 2023. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2022 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our Class A common stock and Class B common stock as of the Record Date. The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Information about the proxy process and voting
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed April 17, 2023 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On April 17, 2023, there were outstanding and entitled to vote 34,091,362 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on April 17, 2023 attend the virtual meeting or are represented by proxy at the Annual Meeting. Shares represented by valid proxies, regardless of whether the proxy is noted as casting a vote or abstaining, and broker non-votes (described below) will be treated as present at the Annual Meeting for purposes of determining a quorum. Shares voted by a broker on any item other than a procedural motion will be considered present for purposes of determining a quorum, even if such shares are not voted on every item.
Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast, regardless of whether that number represents a majority of the votes cast, will be elected. Only votes “For” will affect the outcome of this proposal.
Ratification of the appointment of RSM US LLP (Proposal 2): The affirmative vote of a majority of the votes cast is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Advisory vote on executive compensation (Proposal 3): The affirmative vote of the majority of votes cast is required for approval. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is not binding. However, our board and compensation committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Advisory vote on the frequency of future advisory votes on executive compensation (Proposal 4): The affirmative vote of the majority of votes cast is required for approval. With respect to this proposal, if none of the frequency options (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is not binding. However, our board will consider the choice that receives the most votes in making future decisions regarding the frequency of including future advisory votes on executive compensation, or “say-on-pay” proposals, in our proxy statement.

Voting; Voting by Proxy
Stockholders of Record. If you are a stockholder of record, you can vote at the Annual Meeting online by accessing www.virtualshareholdermeeting.com/AMRC2023 and voting using the 16-digit control number included on the Notice Regarding the Availability of Proxy Materials, or Notice or proxy card or by proxy. If you are attending the meeting, please log-on to the virtual meeting in advance to ensure that your vote will be counted. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods below to ensure your vote is counted. To vote by any of these methods, read this Proxy Statement, have your Notice, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week, but you must vote by 11:59 pm. on June 12, 2023.

By internet	By phone	By mail	By scanning
Before the Annual Meeting - go to www.proxyvote.com. During the Annual Meeting - go to www.virtualshareholdermeeting.com/AMRC2023	From the United States, U.S. territories and Canada: call 1-800-690-6903	If you received a paper copy of the proxy materials by mail, mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan the QR code using your mobile device to vote via the ProxyVote app
Beneficial Owner (Shares Registered in “Street Name”). If, on the Record Date, your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy card from your broker, bank or other agent. Please follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on matters deemed “non-discretionary.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “discretionary,” but not with respect to “non-discretionary” matters. In the event that a broker, bank or other agent or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker, bank or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which ballot measures are considered “discretionary” or “non-discretionary?”
The ratification of the appointment of RSM LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal 2) is considered discretionary under applicable rules. A broker, bank or other agent may generally vote on discretionary matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), and the advisory vote on how frequently future “say-on-pay” proposals should be included in our proxy statement (Proposal 4) are considered non-discretionary under applicable rules. A broker, bank or other agent cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal 1, Proposal 3, or Proposal 4.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three (3) ways:
•You may submit another properly completed proxy with a later date over the Internet, by telephone or mobile device or by mail.
•You may send a written notice that you are revoking your proxy to us at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, Attention: Secretary.
•You may attend the Annual Meeting via the Internet and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must vote pursuant to the instructions on each Notice.

Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three (3) class I directors, whose terms expire at this Annual Meeting; three (3) class II directors, whose terms expire at our 2024 annual meeting of stockholders; and two (2) class III directors, whose terms expire at our 2025 annual meeting of stockholders. Our board of directors currently consists of eight members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three (3) nominees for class I directors:
•Claire Hughes Johnson;
•Charles R. Patton; and
•Frank V. Wisneski
each of whom are currently directors of Ameresco. Mr. Wisneski is standing for re-election by the stockholders at this Annual Meeting. Ms. Hughes Johnson was elected to our board of directors in July 2021 by our board of directors, upon the recommendation of the nominating and corporate governance committee, and she is standing for election by our stockholders for the first time at this Annual Meeting. Mr. Patton was elected to our board of directors in April 2023 by our board of directors, upon the recommendation of the nominating and corporate governance committee, and he is standing for election by our stockholders for the first time at this Annual Meeting. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.

If no contrary indication is made, proxies in the accompanying form will be voted “FOR” these three nominees as class I directors. If elected, each of the nominees for class I director will hold office until the 2026 annual meeting of stockholders and until his or her successor is elected and qualified or until their earlier death, resignation or removal. Each of the nominees has indicated their willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the three nominees for class I directors.
* * *

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP will attend the virtual Annual Meeting and will be offered the opportunity to make a statement if they wish.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP and affiliates for our fiscal years 2022 and 2021:

	2022	2021
Audit Fees	$2,207,062	$1,958,821
Audit-Related Fees	31,930	150,150
Tax Fees	373,714	258,372
All Other Fees	—	—
Total	$2,612,706	$2,367,343

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and Form S-3 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees, including services related to the SEC’s review of our software-as-a-service business and our Registration Statement on Form S-3 filed during 2021.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.

Our board of directors recommends a vote FOR this proposal.
* * *

Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2022. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Frank V. Wisneski, Chairman
Jennifer L. Miller
Nickolas Stavropoulos
Joseph W. Sutton

PROPOSAL 3—NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, our board is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation of the company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement, is hereby approved.”

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather the overall compensation of our named executive officers and the philosophies, policies and practices described in this Proxy Statement.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, or CD&A, our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience necessary to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team.

Stockholders are urged to read our CD&A, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.

The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors (or any committee thereof). However, our board of directors and our compensation committee expects to take into account the outcome of this vote when considering future compensation arrangements for our named executive officers.

Our board of directors recommends a vote FOR this proposal.
* * *

PROPOSAL 4—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are presenting this proposal to provide stockholders the opportunity to cast a non-binding, advisory vote on how frequently future "say-on-pay" proposals should be included in our Proxy Statement (commonly known as the “Say-on-Frequency” proposal). As a stockholder, you may vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every one (1), two (2) or three (3) years, or to abstain from voting.

Our board of directors continues to believe that the say-on-pay vote should be held once every three years (triennially) and therefore recommends that you vote for a frequency of every three years for future advisory votes on executive compensation. Our board of directors believes that a vote every three years would provide stockholders with an appropriate timeframe to evaluate the Company's overall executive compensation program. As further described under the “Compensation Discussion and Analysis” in this proxy statement, our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience necessary to successfully execute our business strategy. Our executive compensation program is designed to (1) reward the achievement of our annual and long-term operating and strategic goals; (2) recognize individual contributions; (3) align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and (4) retain and build our executive management team. Accordingly, certain of our compensation awards are contingent upon successful achievement of longer-term performance goals and the completion of service periods. For example, our performance options are generally measured based on a three-year performance period and our stock option awards vest over a five-year period. Voting on executive compensation every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our compensation program as it develops and is executed in relation to our long-term performance.

A triennial vote will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any changes to our compensation program to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program. Furthermore, as discussed below under “Corporate Governance - Communicating with our Board of Directors,” stockholders may contact our board of directors to provide additional feedback about corporate governance and executive compensation matters even in years when a say-on-pay vote does not occur. The SEC regulations require all public companies to submit a Say-on-Frequency proposal to their stockholders no later than the annual stockholder meeting held in the sixth calendar year after the immediately preceding vote on Say-on-Frequency. Our next Say-on-Frequency vote after the Annual Meeting will be held no later than our 2029 annual meeting.

The vote solicited by this proposal is advisory and its outcome will not be binding on our board of directors nor require our board of directors to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of our board of directors or creating or implying any additional fiduciary duty of our board of directors (or any committee thereof) or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our board of directors expects to take into account the outcome of this vote when considering how frequently to seek a say-on-pay vote of stockholders in the future.

Stockholders are not voting to approve or disapprove the recommendation of our Board that the non-binding advisory vote on the compensation of our named executive officers be held every three (3) years. Rather, the option of one (1) year, two (2) years or three (3) years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected (on a non-binding advisory basis) by the stockholders.

Our board of directors recommends a vote FOR the "THREE YEARS" alternative set forth in the proxy card
* * *

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on March 31, 2023 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 34,020,362 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of March 31, 2023.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

		Class A Common Stock		Class B Common Stock		% Total Voting Power
	Name and Address (**)	Shares	%	Shares	%
	Named Executive Officers
	George P. Sakellaris(1)	2,547,332	7.4%	18,000,000	100.0%	74.3%
	Spencer Doran Hole (2)	40,000	*	—	—	*
	Michael T. Bakas(3)	110,778	*	—	—	*
	Nicole A. Bulgarino(4)	193,738	*	—	—	*
	Britta MacIntosh(5)	42,000	*	—	—	*
	Other Directors
	David J. Corrsin(6)	65,040	*	—	—	*
	Claire Hughes Johnson(7)	8,000	*	—	—	*
	Jennifer L. Miller(8)	162,163	*	—	—	*
	Nickolas Stavropoulos(9)	60,163	*	—	—	*
	Joseph W. Sutton(10)	268,518	*	—	—	*
	Frank V. Wisneski(11)	105,339	*	—	—	*
	Directors and executive officers as a group (14 persons)(12)	3,718,226	10.5%	18,000,000	100.0%	74.7%
	Other Five Percent Stockholders
	Granhtam, May, Van Otterloo & Co. LLC(13)	2,856,775	8.4%	—	—	2.3%
	Handelsbanken Fonder AB(14)	2,298,542	6.8%	—	—	1.9%
	The Vanguard Group(15)	3,054,020	9.0%	—	—	2.5%
	BlackRock Inc.(16)	2,352,231	7.1%	—	—	1.9%

**	Unless specified otherwise, the address of each of our directors, nominees for director and named executive officers is c/o Ameresco, Inc., 111 Speen Street, Suite 410, Framingham Massachusetts 01701

(1)	(i) Includes 500,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2023, (ii) 200,000 shares of Class A Common Stock held by Mr. Sakellaris's spouse, (iii) 1,075,000 shares of Class A common stock held by the George P. Sakellaris 2012 Delaware Dynasty Trust (the “2012 Trust”) and (iv) 5,338,391 shares of Class A Common Stock issuable upon conversion of shares of Class B common stock held by the CGS 2010 Irrevocable Trust (the "2010 Trust" and together with the 2012 Trust, the "Trusts"). Mr. Sakellaris may be deemed the beneficial holder of the shares held by the Trusts and his spouse and to share voting and dispositive power. Mr. Sakellaris disclaims beneficial ownership of the shares held by the Trusts and his spouse and this schedule shall not be deemed an admission that Mr. Sakellaris is the beneficial owner of the shares held by the Trusts or his spouse for purposes of Section 13 or for any other purpose.
(2)	Includes 40,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023.
(3)	Includes 110,650 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023.
(4)	Includes 193,264 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023.
(5)	Includes 9,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023.
(6)	Includes 65,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023, and 40 shares of Class A Common Stock held by Mr. Corrsin's spouse.
(7)	Includes 8,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023, and 2,163 restricted stock units for Class A Common Stock that vest on May 19, 2023.
(8)	Includes 148,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023, and 2,163 restricted stock units for Class A Common Stock that vest on May 19, 2023.
(9)	Includes 54,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023, and 2,163 restricted stock units for Class A Common Stock that vest on May 19, 2023.
(10)
Includes (i) 128,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2023; (ii) 2,163 restricted stock units for Class A Common Stock that vest on May 19, 2023 and (iii) 128,355 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(11)	Includes 92,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2023, and 2,163 restricted stock units for Class A Common Stock that vest on May 19, 2023.
(12)	Includes 1,433,069 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of March 31,2023, and 10,815 restricted stock units for Class A Common Stock that vest on May 19, 2023.
(13)	This information is as of December 31, 2022 and is based solely on a Schedule 13G filed by Grantham, Mayo, Van Otterloo & Co on February 13, 2023 (GMVO Schedule 13G). In accordance with the disclosures set forth in the GMVO 13G, Grantham, Mayo, Van Otterloo & Co reports sole voting and sole dispositive power over 2,856,775 shares of Class A Common Stock. The percent owned is based on the calculation provided by Grantham, Mayo, Van Otterloo & Co in the GMVO Schedule 13G. Grantham, Mayo, Van Otterloo & Co has an address of 40 Rowes Wharf, Boston MA 02110.
(14)	This information is as of December 31, 2022 and is based solely on a Schedule 13G filed by Handelsbanken Fonder AB January 23, 2023 (Handelsbanken Schedule 13G). In accordance with the disclosures set forth in the Handelsbanken 13G, Handelsbanken Fonder AB reports sole voting and sole dispositive power over 2,298,542 shares of Class A Common Stock. The percent owned is based on the calculation provided by Handelsbanken Fonder AB in the Handelsbanken Schedule 13G. Handelsbanken Fonder AB has an address of SE-106 70, Stockholm Sweden.
(15)	This information is as of December 31, 2022 and is based solely on a Schedule 13G/A filed by Vanguard Group with the SEC on February 9, 2023 (the “Vanguard Schedule 13G”). In accordance with the disclosures set forth in the Vanguard Schedule 13G, Vanguard Group. reports sole voting power over 0 shares of Class A Common Stock and sole dispositive power over 2,968,394 shares of Class A Common Stock, shared voting power over 53,871 shares of Class A Common Stock and shared dispositive power over 85,626 shares of Class A Common Stock. The percent owned is based on the calculation provided by Vanguard Group. in the Vanguard Schedule 13G.The Vanguard Group has an address of 100 Vanguard Blvd., Malvern, PA 19355.
(16)	This information is as of December 31, 2022 and is based solely on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 31, 2023 (the “Blackrock Schedule 13G”). In accordance with the disclosures set forth in the Blackrock Schedule 13G, Blackrock, Inc. reports sole voting power over 2,352,231 shares of Class A Common Stock and sole dispositive power over 2,423,574 shares of Class A Common Stock. The percent owned is based on the calculation provided by Blackrock, Inc. in the Blackrock Schedule 13G. BlackRock, Inc. has an address of 55 East 52nd Street New York, NY 10055.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2022, except for a Form 4 reflecting the exercise of options due on behalf of Ms. MacIntosh on December 20, 2022 and filed on December 23, 2022, which Form 4 was not timely filed due to an administrative error.

CORPORATE GOVERNANCE

Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:
•the class I directors are Claire Hughes Johnson, Charles R. Patton and Frank V. Wisneski, and their term expires at this annual meeting;
•the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting to be held in 2024; and
•the class III directors are Jennifer L. Miller and Nickolas Stavropoulos, and their term expires at the annual meeting to be held in 2025.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class I director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of April 17, 2023 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities. We have over the past couple of years been very focused on increasing diversity on our board of directors, and with the director appointments in July 2021 and more recently in April, 2023, we have increased both gender and racial diversity on our board. We continue to be committed to further increase the diversity of our board from a variety of aspects, including gender and ethnic diversity and age mix.

In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Directors Whose Terms Expire at this Annual Meeting (Class I Directors)
Claire Hughes Johnson, age 50, has served as a director since July 2021. Since October 2014, Ms. Hughes Johnson has served in various roles with the global financial technology company Stripe, Inc., first as chief operating officer until April 2021 and since then as corporate officer and advisor. Prior to joining Stripe, she spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the vice president responsible for Adwords mid-market revenue globally, Google Offers and the business operations of Google’s self-driving car project. Ms. Hughes Johnson also currently serves on the board of a self-driving technology company, Aurora Innovation, Inc. and HubSpot, Inc. a customer relationship management platform, and The Atlantic. She has previously served on the board of Hallmark Cards, Inc. We believe Ms. Johnson’s experience directing product innovation as well as go to market- and operational strategy for a range of technology industry leaders contributes a valuable viewpoint to our board.
Charles R. Patton, age 63, has served as our director since April 2023. From 2017 until his retirement July 1, 2022, Mr. Patton served as executive vice president, external affairs American Electric Power Company, Inc. (AEP) one of the largest electric utilities in the U.S. During this time,, Mr. Patton was responsible for leading AEP’s customer services, economic development, regulatory, communications, federal public policy, North American Electric Reliability Corporation (NERC) compliance and corporate sustainability initiatives. From 2010 to 2017, Mr. Patton served as president and chief operating officer of Appalachian Power Company, a unit of AEP, where Mr. Patton was responsible for utility operations, strategy, profit and loss and all external relationships. From June 2008 to June 2010, Mr. Patton served as senior vice president of regulatory policy before transitioning to the role of executive vice president of AEP’s Western utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma. Mr. Patton currently serves on the board of Sterling Infrastructure, Inc., Messer, Inc. and Messer Construction Company. We believe Mr. Patton’s extensive experience in the utilities industry together with his background in strategic planning, regulatory compliance, communications and government affairs benefits our board.

Frank V. Wisneski, age 76, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Director Whose Terms Expire in 2024 (Class II Directors)
David J. Corrsin, age 64, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 30 years of energy-related legal practice, and his more than 20 years of service as an executive officer of our company.
George P. Sakellaris, age 76, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco in 1989 and served as its president and chief executive officer until 2000. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 35 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over 20 years, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 75, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Directors Whose Terms Expire in 2025 (Class III Directors)
Jennifer L. Miller, age 67, has served as a director since 2015. From September 2015 through April 2020, Ms. Miller served as Chief Business Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of diversified cellulosic products including packaging and specialty papers, printing papers, biomaterials and biochemicals. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President and Chief Sustainability Officer, Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national manufacturing company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the board and management as they continue to develop strategies for the commercial/industrial market.
Nickolas Stavropoulos, age 65, has served as a director since April 2019. Mr. Stavropoulos served as the President and Chief Operating Officer of Pacific Gas and Electric Company from March 2017 through September 2018, as President, Gas from August 2015 through February 2017 and Executive Vice President, Gas Operations from June 2011 to August 2015. In January 2019, Pacific Gas and Electric Company and its parent company, PG&E Corporation, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as Executive Vice President and Chief Operating Officer of National Grid from 2007 through 2011. Prior to that role, Mr. Stavropoulos was President of KeySpan Energy Delivery, and has also held several senior leadership roles at Colonial Gas Company and Boston Gas. Mr. Stavropoulos has also served as the director of Enterprise Bancorp, a publicly traded bank holding company. We believe that Mr. Stavropoulos is qualified to serve as a director because of his more than 35 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas sector. He has extensive executive management, business, and leadership experience in areas such as safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development, and marketing.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent in accordance with the rules and regulations of the New York Stock Exchange, or NYSE, and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under NYSE rules and regulations, and he or she:
•is an executive officer of another company which is indebted to us or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or
•serves as an officer, director or trustee of a tax-exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.

Our board has determined that all of our directors, other than Messrs. Sakellaris and Corrsin, qualify as “independent.” Our board of directors previously made a similar determination with respect to Messrs. Foy and Murley, who served as independent members of our board of directors until January 2023 and June 2022, respectively. Neither Messrs. Sakellaris nor Corrsin is considered independent because they are employees of the company. Further, the Board has determined that each member of each of the committees of the Board is independent in accordance with the rules and regulations of the NYSE and, as applicable, Rule 10a-3(b)(1) and Rule 10C-1 under the Exchange Act. In making its independence determinations, the board considered, among other things, the requirements under NYSE rules and regulations and our corporate governance guidelines, relevant transactions between the company and entities associated with the independent directors and determined that none have any relationship with the company or other relationships that would impair the directors' independence.

Board Leadership Structure
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of our company and our industry, and fosters greater communication between management and the board of directors.
In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead independent director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:
•chairing any meeting of our non-management or independent directors in executive session;

•meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;
•facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;
•monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;
•working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and
•otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Risk Oversight
One of the key functions of our board of directors is informed oversight of company performance, strategy, capital allocation, succession planning, and our risk management process. Our board of directors also analyzes the company’s three-year strategic plan and reviews progress towards stated goals with the executive management team on a quarterly basis. Our management is responsible for risk management on a day-to-day basis. Our board of directors as a whole oversees company risk management, and its standing committees address risks inherent in their respective areas of oversight. The quarterly meeting cadence of our board and committees supports regular senior management engagement, regular business, governance, and regulatory updates, and oversight of our enterprise risks and other key initiatives, including environmental, social and governance (“ESG”) matters and cybersecurity.

Board
Our Board is responsible for monitoring and assessing strategic risk exposure and overall enterprise risk exposure.
Our Board reviews management updates quarterly and holds a strategic session with management annually. These updates and sessions also cover topics such as capital allocation, succession planning, cybersecurity and ESG.
The Chair of each of our Board Committees provides a report to the full Board of matters covered at the Committee level.
Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Oversees risks related to financial reporting and internal controls.	Oversees company risks and policies related to compensation, recruiting, and retention of our executive officers.	Evaluates and makes recommendations regarding the organization and governance of the Board and its committees.
Oversees cybersecurity risk, including receiving periodic updates from our SVP, IT.	Oversees risks related to our broader company compensation philosophy and succession.	Oversees the evaluation process for the Board and its committees.
	Receives updates and oversees risks related to the regulatory environment for compensation.	Receives updates and oversees risks related to the regulatory environment for compensation.
	Receives updates and oversees risks related to the regulatory environment for compensation.	Reviews succession plans for Board and executive leadership.
Receives regular updates on ESG matters from our SVP, Marketing
More details about our committees and their responsibilities can be found below under “Committees of our Board of Directors and Board Meetings.” Our Board is guided by our Code of Business Conduct and Ethics ("Code"), as well as our Corporate Governance Guidelines. These documents, as well as other Corporate Governance documents, may be found at ir.ameresco.com. Information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Committees of our Board of Directors and Board Meetings
Committees. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act and, in the case of all members of the compensation committee, the independence requirements set forth in Rule 10C-1 under the Exchange Act. The table below provides the committee composition as of April 17, 2023 and the number of meetings of each committee in 2022.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Claire Hughes Johnson		x	x
Jennifer L. Miller	x	x	Chair
Nickolas Stavropoulos	x	x
Joseph W. Sutton	x	Chair
Frank V. Wisneski	Chair		x
Number of meetings	4	5	8
Audit Committee. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Wisneski is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;
•overseeing our risk assessment and risk management policies;
•establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions;
•preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;
•evaluating, at least annually, the performance of the audit committee, and periodically reviewing and reassessing its charter; and
•overseeing cyber security matters.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report.”

Compensation Committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:
•annually reviewing and approving, or making recommendations to our board of directors with respect to, corporate goals and objectives relevant to CEO compensation;
•determining, or making recommendations to our board of directors with respect to, our CEO’s compensation;
•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;
•evaluating, at least annually, the performance of the compensation committee, and periodically reviewing and reassessing its charter; and
•preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Additionally, the compensation committee may delegate authority to one or to employees other than executive officer within preapproved thresholds set by the compensation committee.
Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;
•reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;
•reviewing and making recommendations to our board of directors with respect to management succession planning;
•developing and recommending to our board of directors corporate governance principles; and
•overseeing an annual evaluation of our board of directors and its committees; and
•overseeing ESG matters.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings. Our board of directors met five times in 2022. During 2022, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served. Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. All of our directors attended our 2022 annual meeting of stockholders.

Director Compensation
In October 2022, we modified our non-employee director compensation program , effective as of January 1, 2023. Prior to this modification, the annual board member retainer was $40,000 as of May 1, 2022, the Audit Committee, Compensations Committee, and Nominating and Governance Committee Chair retainers were $12,000, $8,000 and $6,000 respectively, and the Audit Committee, Compensations Committee, and Nominating and Governance Committee member retainers were $2,000, $1,500 and $1,000, respectively, in addition to which the non-employee directors received a $1,000 per meeting fee.

	Lead Independent Director/ Committee Chair retainer ($)	Member retainer ($)(1)	RSU grant($) (2)
Board of Directors	20,000	70,000	135,000
Audit Committee	20,000	10,000
Compensation Committee	15,000	6,000
Nominating and Governance Committee	12,500	5,000

(1) Committee chairs do not receive separate member retainers for service on the committee they chair.
(2) Granted on the date of each annual meeting of stockholders (and a pro rated grant is made on the director's initial election). In 2022 the annual grant was postponed from the date of the shareholder meeting to November 4, 2022 while the Company was reviewing its non-employee director compensation policy. The number of RSUs granted is determined by dividing $135,000 by the average fair market value of Ameresco's Class A Common stock over a period of 30 trading days prior to the date of the grant. The RSUs vest as to 100% on the anniversary of the RSU grant date and vest in full upon a change in control of Ameresco. The RSUs granted in 2022 vest on May 19, 2023, to reflect the postponement of the grant date from the date of the annual shareholder meeting to November 2022.
2022 Director Compensation. The following table sets forth information regarding compensation earned by our non-employee directors during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Douglas I. Foy (2)	61,000	114,509	175,509
Claire Hughes Johnson(3)	47,000	114,509	161,509
Jennifer L. Miller(4)	55,500	114,509	170,009
Thomas S. Murley(5)	21,000	—	21,000
Nickolas Stavropoulos(6)	52,500	114,509	167,009
Joseph W. Sutton(7)	59,500	114,509	174,009
Frank V. Wisneski(8)	65,000	114,509	179,509

(1) The amounts reflected in this column represent the grant date fair value of the awards made in fiscal year 2022, as computed in accordance with Topic 718, Compensation—Stock Compensation, of the Accounting Standards Codification of the Financial Accounting Standards Board (‘‘ASC 718’’). The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on February 29, 2023.
(2) Mr. Foy retired from the board effective January 27, 2023, at which time the RSUs that were scheduled to vest May 19, 2023 were forfeited. As of December 31, 2022, Mr. Foy held options to purchase an aggregate of 150,000 shares of our Class A common stock with a weighted average exercise price of $9.90 per share.
(3) As of December 31, 2022, Ms. Johnson held options to purchase an aggregate of 40,000 shares of our Class A common stock with a weighted average exercise price of $68.22 per share.
(4) As of December 31, 2022, Ms. Miller held options to purchase an aggregate of 160,000 shares of our Class A common stock with a weighted average exercise price of $9.27 per share.
(5) Mr. Murley resigned from our Board of Directors effective June 30, 2022.
(6) As of December 31, 2022, Mr. Stavropoulos held options to purchase 72,000 shares of our Class A common stock with a weighted average exercise price of $16.12 per share.
(7) As of December 31, 2022, Mr. Sutton held options to purchase an aggregate of 150,000 shares of our Class A common stock with a weighted average exercise price of $9.90 per share.
(8) As of December 31, 2022, Mr. Wisneski held options to purchase an aggregate of 104,000 shares of our Class A common stock with a weighted average exercise price of $11.61 per share.
Other benefits. We reimburse our non-employee directors for reasonable travel expenses incurred in connection with board and committee meetings. We have also entered into indemnification agreements with all of our directors. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.

Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The nominating and corporate governance committee has always endeavored to have a broad, inclusive process for identifying highly qualified, diverse candidates. We continue to be committed to further increasing the diversity on our board of directors.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2024 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Additional Information—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2024 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Additional Information—Stockholder Proposals” below.
Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.

Corporate Governance Guidelines.
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:
•our board’s principal responsibility is to oversee the management of Ameresco;
•a majority of the members of our board of directors shall be independent directors;
•the non-management directors meet regularly in executive session;
•directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Code of Business Conduct and Ethics.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.
Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Stock Ownership Guidelines.
We maintain stock ownership guidelines for executive officers and non-employee directors to encourage the company’s executive officers and non-employee directors to obtain a significant ownership interest in the company, thereby helping to align their interests with those of Ameresco’s stockholders.
Non-employee Directors. We updated the stock ownership guidelines in October 2022, and we now require our non-employee directors to achieve and maintain share ownership at a value equal to five times the annual cash retainer earned by the directors, not including retainers for committee service or as the lead independent director. In calculating stock ownership under these guidelines, we include (i) outstanding shares of common stock and (ii) vested and unvested restricted stock units. Compliance with the ownership guidelines is measured annually by the end of the first quarter, based upon the 90 day average stock prices. Covered individuals have five years to accumulate the applicable stock ownership level. As of March 31, 2023, each covered individual was in compliance with the stock ownership requirements. Our non-employee directors have five years from October 2022 or, if later, their appointment to the board, to achieve the required ownership level.
Executive Officers: We also recently updated our ownership guidelines applicable to our executive officers to ensure they are aligned with market practice and promote alignment with the interests of our stockholders. These guidelines target share ownership at a value equal to (i) five times annual base salary for the chief executive officer, (ii) three times annual base salary for other Section 16 officers who serve as executive vice presidents of the company, and (iii) two times annual base salary for senior vice presidents of the company who are members of our executive management team. In calculating stock ownership under these guidelines, we follow the same approach as discussed above with respect to the non-employee director ownership guidelines. Compliance with the ownership guidelines is measured annually by the end of the first quarter, based upon the 90 day average stock prices. Covered individuals have five years from their appointment to accumulate the applicable stock ownership level.
Pledging and Hedging Transactions.
We have an insider trading policy that prohibits executive officers, employees and directors from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers and directors from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Pursuant to our insider trading policy, such plan may only be adopted, terminated of amended when they are not in possession of material, nonpublic information concerning our company. Furthermore, our executive officers are required to comply with cooling off period for the plans providing that trades under a plan can only take place at the later of (i) 90 days from the adoption of the plan or (ii) two days after the filing of the annual or quarterly report for the quarter in which the plan was adopted, and generally may not have multiple trading plan in effect at the same time. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
Compensation Committee Interlocks and Insider Participation
Prior to June 30, 2022, the members of our compensation committee were Ms. Johnson and Messrs. Foy, Murley, Sutton, and Stavropoulos. On June 30, 2022, Mr. Murley resigned from our board. No member of our compensation committee during our last fiscal year is or has been a current or former officer or employee of Ameresco, Inc. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during our last fiscal year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Our Executive Officers and Our Named Executive Officers

The following is a list of our executive officers, their ages as of April 17, 2023 and their principal positions:

Name	Age	Position(s)
George P. Sakellaris	76	Chairman of the Board of Directors, President, and Chief Executive Officer
Michael T. Bakas	54	Executive Vice President, Distributed Energy Systems
Nicole A. Bulgarino	50	Executive Vice President and General Manager, Federal Solutions
David J. Corrsin	64	Executive Vice President, General Counsel, Secretary, and Director
Robert Georgeoff	58	Executive Vice President, South Region
Britta MacIntosh	55	Senior Vice President, Western Region and U.K. & Europe Operations
Louis P. Maltezos	56	Executive Vice President, Central Region and Canada Operations
Spencer Doran Hole	54	Executive Vice President and Chief Financial Officer
Mark A. Chiplock	53	Senior Vice President of Finance and Chief Accounting Officer

George P. Sakellaris: Mr. Sakellaris has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000.

Michael T. Bakas: Mr. Bakas has served as our executive vice president, distributed energy systems, since November 2017. Prior to this, Mr. Bakas served in various capacities with our company since 2000, including as our senior vice president, renewable energy, from March 2010 to November 2017.

Nicole A. Bulgarino: Ms. Bulgarino has served as our executive vice president and general manager of federal solutions since May 2017. Prior to this, Ms. Bulgarino served in various capacities with our company since 2004, including as our senior vice president and general manager of federal solutions from May 2015 to May 2017.

David J. Corrsin: Mr. Corrsin has served as our executive vice president, general counsel, and secretary, as well as a director, since 2000.

Robert Georgeoff: Mr. Georgeoff has served as our executive vice president, south region, since February 2021. Prior to this, Mr. Georgeoff served in various management capacities with our company since 2011, including as vice president, south region and President at Ameresco Southwest, a subsidiary of Ameresco, from August 2011 through February 2021.

Britta MacIntosh: Ms. MacIntosh has served as our senior vice president of the west region and UK & Europe operations since July 2020. Prior to this, Ms. MacIntosh served as our vice president of U.K. operations from February 2016 to July 2020.

Louis P. Maltezos: Mr. Maltezos has served as executive vice president since April 2009 and oversees central region and Canada operations. Prior to this, Mr. Maltezos served in various management capacities with our company since 2004, including as vice president and general manager of our Midwest regions from June 2004 to April 2009.

Spencer Doran Hole: Mr. Hole has served as our executive vice president and chief financial officer since February 2022 and served as senior vice president and chief financial officer since July 2019. Prior to joining Ameresco, Mr. Hole served as chief executive officer, North America and Group vice president - strategy at ReneSola Ltd., a manufacturer and supplier of green energy products, from November 2017 to July 2019 and served as the chief financial officer for the US division of ReneSola from December 2016 to November 2017.

Mark A. Chiplock: Mr. Chiplock has served as senior vice president of finance and chief accounting officer since February 2022 and served as vice president of finance and chief accounting officer since July 2019. Prior to this, Mr. Chiplock served as our interim chief financial officer and treasurer from October 2018 through July 2019 and as our corporate controller from June 2014 to December 2019.

Our named executive officers, or NEOs, for the year ended December 31, 2022, were:

Name	Title
George P. Sakellaris	Chairman of the Board of Directors, President, and Chief Executive Officer
Spencer Doran Hole	Executive Vice President and Chief Financial Officer
Michael T. Bakas	Executive Vice President, Distributed Energy Systems
Nicole A. Bulgarino	Executive Vice President and General Manager, Federal Solutions
Britta MacIntosh	Senior Vice President, Western Region and U.K. & Europe Operations

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs.
As a company dedicated to a pay-for-performance culture, we aim to provide our executive officers with compensation that is significantly performance-based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
2022 Compensation Highlights

Taking Stockholder Input into Account. While did not conduct a say-on-pay vote in 2022, we value opinions of our stockholders regarding how we structure executive compensation. Based on the feed back received, and as part of our annual executive compensation review, our compensation committee engaged an independent compensation consultant in the summer of 2022 to conduct a thorough review of both our non-employee director and executive compensation programs. As a part of that process, we revised our non-employee director compensation policy and our stock ownership guidelines as described in the Sections “Director Compensation” and “Stock Ownership Guidelines.” We also made certain changes to our executive compensation programs as discussed below, including switching certain of our incentive pay to be more long term focused. The compensation committee also carefully reviewed its use of discretion with respect to our short term incentive plan. We are continuing to work with our compensation committee and compensation consultant to review and, where appropriate, further restructure executive officer compensation programs and the executive stock ownership guidelines, to help ensure that our programs and policies are designed to reward long term growth and align with stockholder interest.

Long-term executive compensation approach
•We take a long-term view on executive compensation to ensure alignment with stockholder interest as shown by the chart below. This chart demonstrates our pay and performance alignment, as changes in stock price and the achievement of performance target significantly impact realized pay, this performance alignment is further demonstrated by the charts included in the pay versus performance tables in the proxy statement
•Our time vesting options generally vest annually over a period of five years
•Our performance vesting options have a three-year performance period and are generally granted back-to-back after the completion of the prior performance period, instead of annually

CEO Reported Pay vs. Realizable Pay
($000s)
Reported (1)
Realizable (2)
1,470
1,470
7,046
7,022
6,499
1,456
5,005
3,316
2020
2021
2022(4)
Three Year Average
(2020 - 2022)

(1) Reported pay reflects total compensation as disclosed in the summary compensation table.
(2) Realizable pay reflects the sum of base salary, annual bonus, and all other compensation as disclosed in the summary compensation table plus the in-the-money value of vested and unvested stock options using the 12/31/22 closing stock price of $57.14. Since the strike price of the 2022 performance based vesting options is higher than the end of year 2022 stock price, these options were valued at zero. As these options vest based on three-year performance metrics they have the potential for future realizable pay.

Significant Portion of NEO Pay is “at-Risk”
•A shown in the chart below, a significant portion of our NEO compensation is “at risk” particularly considering the portion of overall compensation that is contingent on the achievement of the three-year performance metrics for the period 2022 - 2024. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.
•In 2023, as further described below, the compensation committee determined not to make an annual cash incentive payment based on 2022 performance for our chief executive officer ad to make significantly smaller amount of annual cash incentive payments to our other NEOs. As a result, for the 2022 performance year
▪100% of incentive compensation for our chief executive officer was equity-based and
▪75% of incentive compensation for our other NEOs was equity-based;

(1) calculations are based on the values reflected in the summary compensation table.

Overview of Executive Compensation Process
Compensation Decisions.
Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. In determining compensation for our executive officers, the compensation committee considers each executive officer’s particular position and responsibility and relies upon the judgment and industry experience of its members, including their knowledge of competitive compensation levels across companies and industries. To assist the compensation committee in this determination, our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than himself. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation. We believe that compensation should be competitive with compensation for executive officers in similar positions and with similar responsibilities in our market. As such, our compensation committee and management team reference national surveys and publicly available executive officer data from other companies in our industry as an input for compensation decisions. While we have engaged a compensation consultant to aid us in reviewing our executive compensation programs going forward, we did not use a compensation consultant to set the executive officer compensation for 2022.
Objectives and Philosophy of Our Executive Compensation Program.
Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:
•reward the achievement of our annual and long-term operating and strategic goals;
•recognize individual contributions;
•align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and
•retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. We also provide a portion of our executive compensation in the form of equity awards that vest over time or based on the achievement of performance targets. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance.
Elements of Our Executive Compensation Program.

Component	Objective	Key Features
Base Salary	Recognizes market factors, as well as individual experience, performance, and level of responsibility	Fixed compensation designed to attract and retain talent.
Annual Short-Term Incentive	Motivates and establishes a strong link between pay and performance.	Variable, at risk compensation directly tied to the achievement of financial and strategic annual goals.
Long-Term Equity Incentives (time and performance vested)	Aligns compensation with creating long-term stockholder value and retains talent through multiyear vesting.	Variable, at risk compensation in the form of time vested options that vest over five years and performance options that vest upon satisfaction of three-year performance conditions
We have not adopted any policies for allocating compensation among these elements.
Base Salaries.
We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:
•the executive officer’s skills and experience;
•the particular importance of the executive officer’s position to us;
•the executive officer’s individual performance;
•the executive officer’s growth in his or her position; and
•base salaries for comparable positions within our company and at other companies.
The base salaries of each of our NEOs in 2022 is detailed below under “NEO 2022 Base Salaries and Incentive Payments”.

Short- and Long-Term Incentives

Short Term Incentives. Our executive officers have the opportunity to earn annual incentive payments under our annual incentive program, or Annual Incentive Program, and our executive management team additional annual incentive program, or AIPP, both as described below. Both of these programs are designed to provide an annual variable cash incentive to motivate participants to achieve short-term company performance objectives and to reward participants for their achievements when those objectives are met in a manner which correlates strongly with stockholder value.

Annual Incentive Program. Our compensation committee establishes and administers the Annual Incentive Program for our executive officers each year. Most of our full-time employees also participate in this program. In the early part of each year, our compensation committee establishes the corporate and individual goals for our executive officers. In connection with establishing the Annual Incentive Program, the compensation committee also establishes a total bonus pool for all plan participants, including executive officers and other employees. The compensation committee generally determines Annual Incentive Program results and payment amounts following the subject year, after audited financials have been completed taking into account the recommendation of our chief executive officer for our other executive officers. The level of bonus paid to our executive officers is not based on a target percentage of base salary, but is generally based on the compensation committee’s discretion depending on the achievement of the corporate and personal goals established for each executive and the base salary of the executive.

2022 Annual Incentive Program. In early 2022, our compensation committee approved the corporate goals for our 2022 Annual Incentive Program as set forth below as well the individual goals for our executive officers. The corporate goals also served as Mr. Sakellaris’s individual performance goals. As in prior years, the goals were set based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company. Each goal had to be achieved at an 80% level or greater in order to fund the bonus pool. In early 2023, our compensation committee assessed the company’s achievement against the corporate goals as described below. As indicated below, while several of the goals were achieved above the established levels, two of the established goals were not achieved at the threshold 80% level. These two goals were largely impacted by factors outside the company’s control, such as customer initiated push-outs of projects and supply chain challenges Factoring in these challenges, the weighting assigned to these goals and the fact that certain of the other goals exceeded 100% , the compensation committee exercised its discretion and determined to fund a bonus pool for 2022 and pay bonuses for 2022 to our executive management team based on their individual performance. In making this determination, the compensation committee determined to fund a smaller discretionary bonus pool than typical (at $4.8 million), and pay cash bonus incentives at significantly lower levels than in prior years. And, because our chief executive officer’s individual performance goals were the same as the corporate goals, the compensation committee determined not to pay him an annual incentive cash bonus for 2022 at all. The 2022 incentive awards to each NEO are detailed below under “NEO 2022 Base Salaries and Incentive Payments”.

Goal	Target (2022)	Result (2022)	Weight	Achievement percentage
Financial Performance			40%
Revenue	$1.85 billion	$1.82 billion	15%	98%
Adjusted EBITDA(1)	$210 million	$204.5 million	15%	97%
EoY Unbilled revenue of total revenue	<25%	32%	5%	78%
Corporate operating expenses(2)	<$43 million	<$43 million	5%	100%
Business Development			30%
Project Sales	$950 million	$980 million	10%	103%
Distributed Generation EPC/PPA Sales	150 MW	340 MW	10%	227%
Project Solutions Awards	$1.0 billion	$1.03 billion	10%	103%
Business Visibility			20%
Energy Assets Placed into Operation	80MWe	41MWe	20%	51%
Strategic Initiatives			10%	100%
	ESG Goals
	Individualized strategic initiatives
Total			100%

(1) We define adjusted EBITDA as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before income tax (benefit) provision, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity.

(2) Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction certification costs and other one-time or unusual charges.
AIPP. Our additional annual incentive program, or AIPP, provides that if the annual targets set under the Annual Incentive Program for each of the four metrics against which performance under the AIPP is measured: revenue, adjusted EBITDA, and business development (contracted and awarded backlog) are achieved at a minimum of 100%, the AIPP is funded based on the achievement of the adjusted EBITDA goal as described below.

Amount of Adjusted EBITDA in Excess of AIPP Goal	% of Incremental Adjusted EBITDA Allocated to AIPP Pool	Funding Amount to AIPP Pool
$0 - $1 million	20%	$0 to $200,000
> $1 to $2 million	21%	$210,000 to $420,000
> $2 to $3 million	22%	$440,000 to $660,000
> $3 to $4 million	23%	$690,000 to $920,000
> $4 to $5 million	24%	$960,000 to $1,200,000
Greater than $5 million	25%	$1,250,000 - unlimited
In connection with assessment of the company’s achievement of the corporate goals under the 2022 Annual Incentive Plan as described above, the compensation committee also determined that since each of the corporate goals under the 2022

Annual Incentive Plan were not achieved at the required 100% level, the AIPP should not be funded for 2022. As a result, no payments were made under the AIPP in 2022.
Long-Term Incentives. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. We primarily make equity awards in the form of time and performance-based vesting options. We believe that equity incentive awards:
•provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;
•help balance the short-term orientation of our annual incentive bonus program;
•create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and
•further our goal of executive retention.
Time Based Vesting Equity Awards. Employees who are considered important to our long-term success are eligible to receive option awards, which generally vest annually over five years. In 2022, our compensation committee approved the grant of time vested options to our NEOs as indicated in the table “Grants of Plan-Based Awards in Fiscal Year” below.
In addition, in 2023, in recognition that the compensation committee exercised its discretion to pay no annual cash bonus to our chief executive officer for 2022 and smaller-than-typical annual bonuses for 2022 to each of our other NEOs, the compensation committee granted to each of our named executive officers, an award of restricted stock units, or RSUs as set forth below. The RSUs vest every six months over two years, provided that the executive continues to be employed by us through the applicable vesting date, and are intended to further incentivize and retain our executive team members.

Name	RSUs ($ used to determine the number of RSUs)(1)
George P. Sakellaris	500,000
Spencer Doran Hole	60,000
Michael T. Bakas	60,000
Nicole A. Bulgarino	60,000
Britta MacIntosh	60,000
(1) The number of RSUs granted was determined by dividing the dollar value by the average 30-day trading price of the Company's Class A Common Stock prior to the grant date of March 17, 2023

Performance Based Vesting Equity Awards. In 2022, our compensation committee granted options with performance-based vesting, or the 2022 Performance Based Vesting Options, to our NEOs as indicated in the table “Grants of Plan-Based Awards in Fiscal Year” below. The 2022 Performance Based Vesting Options were designed to further align our executive officers’ performance with our long-term strategic goals and stockholder interests. These options vest based on the achievement of corporate and individual performance goals during the performance period from January 1, 2022 through December 31, 2024 (provided the executive officer continues to be employed by us through the date on which achievement is determined). The corporate performance goals include financial goals (revenue, adjusted EBITDA, and return on equity), business development goals (project solution sales, distributed generation EPC/PPA sales and project solutions awards) and business visibility goals (assets placed in operation). The individual goals and targets were tailored to the particular business unit or corporate function overseen by each executive officer and were determined by our compensation committee. Like the performance options granted in 2017 and 2019, these awards cliff vest, if at all, following the end of the three-year performance period. We generally grant performance based vesting options back-to-back after the completion of the prior performance period, instead of annually: e.g. in we granted performance based vesting options in 2017 (for a performance period of 2017-2019), in 2019 (for a performance period of 2019-2021) and in 2022 (for a performance period of 2022-2024). However, under applicable SEC rules, the Summary Compensation Table presents equity awards in the year in which they are granted (i.e. equity granted in 2022 for performance during 2022 - 2024 is shown as 2022 compensation).

In order for any portion of the 2022 Performance Vested Options to vest, the combined level of achievement of the corporate and individual performance goals has to be at least 80%, after which the shares vest for each individual based on the level of achievement as follows:

•at an 80% goal achievement, the performance options vest at 2% with an additional 2% vesting for each additional percentage of achievement, so that at an 84% goal achievement, 10% of the performance options vest; and
•at an 85% goal achievement, the performance options vest at 15% with an additional 5% vesting for each additional percentage of achievement, so that at a 100% goal achievement, 100% of the performance options vest.
To further emphasize the link to long term performance, our chief executive officer and chef financial officer only received performance vested options in 2022.

NEO 2022 Base Salaries and Incentive Payments.
For each our executive officers, other than our chief executive officer, the chief executive officer made recommendations regarding their performance against individual goals and the resulting payments to such executive officers. The compensation committee also assessed our chief executive officer’s performance against the goals. The compensation committee reviewed and discussed the recommendations and approved the individual bonus payments for our executive officers.
The table below details the annual base salary at December 31, 2022 and the incentive compensation for each of our NEOs earned based on 2022 performance as approved by our compensation committee. The annual base salary of our chief executive officer was increased by 20% from his 2021 base salary and the base salaries for our other NEOs were increased in the range of 5-8% from their 2021 base salaries. The increases were approved in February 2022 and became effective May 2022. The increase of our chief executive officer’s base salary reflects the significant contribution by our chief executive officer to the financial results and strategic direction of the company and the fact that the 2022 equity awards granted to our CEO were comprised solely of 2022 Performance-Based Vesting Options. No base salary increase was approved for the chief executive officer in 2023.

Name	Title	2022 Annual Base Salary ($)	2022 Incentive Pay (cash $)
George P. Sakellaris	Chairman of the Board of Directors, President, and Chief Executive Officer	1,500,000	—
Spencer Doran Hole	Executive Vice President and Chief Financial Officer	407,925	20,000
Michael T. Bakas	Executive Vice President, Distributed Energy Systems	428,400	20,000
Nicole A. Bulgarino	Executive Vice President and General Manager, Federal Solutions	428,400	20,000
Britta MacIntosh	Senior Vice President, Western Region and U.K. & Europe Operations	367,500	80,610

Other Benefits and Policies.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and contributions to a health savings account for those participating in a high-deductible insurance plan. We also match our employees’ contributions to non-profit 501(c)(3) organizations. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Perquisites and Personal Benefits. We permit Mr. Sakellaris personal exclusive use of a company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf. We pay insurance premiums, excise tax and other amounts related to this vehicle.
Compliance with Internal Revenue Code Section 162(m). We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. The compensation committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.

Other Policies.
Our executive officers are subject to stock ownership guidelines and anti-hedging and pledging policies as described under “Corporate Governance.”
Risk Considerations in our Compensation Program

We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Claire Hughes Johnson
Jennifer Miller
Nickolas Stavropoulos

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during our fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
George P. Sakellaris (5)	2022	1,413,462	—	5,043,613	42,411	6,499,486
President and	2021	1,163,462	625,000	5,233,075	24,863	7,046,400
Chief Executive Officer	2020	950,481	500,000	—	19,492	1,469,973
Spencer Doran Hole	2022	401,201	20,000	504,361	18,180	943,742
Executive Vice President and	2021	382,096	80,000	313,985	27,428	803,509
Chief Financial Officer	2020	366,306	80,000	—	37,585	483,891
Michael T. Bakas	2022	417,704	20,000	1,051,997	18,180	1,507,881
Executive Vice President,	2021	389,712	80,000	1,046,615	17,474	1,533,801
Distributed Energy Systems	2020	366,474	100,000	338,471	17,585	822,530
Nicole A. Bulgarino	2022	421,338	20,000	951,125	18,180	1,410,643
Executive Vice President and	2021	400,038	80,000	1,046,615	17,474	1,544,127
General Manager, Federal Solutions	2020	380,452	100,000	338,471	50,926	869,849
Britta MacIntosh(6)	2022	362,795	80,610	1,012,380	14,843	1,470,628
Senior Vice President	2021	332,531	322,660	637,660	17,474	1,310,325
Western Region and UK & Europe Operations

(1) Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect, from and after May 1st of the applicable year.
(2) This includes time-based and performance-based vesting options as detailed in "Grants of Plan Based Awards in the Fiscal Year." Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on February 29, 2023.
(3) For performance based vesting options reported in this column, the amounts in the table reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the grant date calculated in accordance with FASB ASC Topic 718. Assuming the highest level of financial performance conditions were achieved, the value for the performance based vesting options granted in 2022 included in the “Options Awards” column would be $20,174,450 for Mr. Sakellaris; $2,017,445 for each of Mr. Hole, Mr. Bakas, Ms. Bulgarino, and Ms. MacIntosh. The value of the option awards granted in 2021, does not include the 2019 Performance Options that vested in March 2022 based on the achievement of the performance goals for the period January 1, 2019 to December 31, 2021, as the option awards were disclosed in the 2019 Summary Compensation Table. The value of the option awards granted in 2021, does not include the 2019 Performance Options that vested in March 2022 based on the achievement of the performance goals for the period January 1, 2019 to December 31, 2021, as the option awards were disclosed in the 2019 Summary Compensation Table.
(4) The amounts reported in All Other Compensation reflect, for each NEO, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation. For Mr. Hole, the amount reported also includes reimbursement of relocation expenses made to Mr. Hole pursuant to the agreement between the company and Mr. Hole, dated June 26, 2019, as previously reported by us in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019, as well as other housing expenses paid in connection with Mr. Hole’s relocation. For Ms. Bulgarino, the amount reported also includes the per diem allowance provided to Ms. Bulgarino for the use of an apartment near one of our offices until December 31, 2020.

The following table details the amounts described in footnote (4):
Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Relocation & Housing ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2022	15,300	1,872	—	25,239	42,411
Spencer Doran Hole	2022	15,300	2,880	—	—	18,180
Michael T. Bakas	2022	15,300	2,880	—	—	18,180
Nicole A. Bulgarino	2022	15,300	2,880	—	—	18,180
Britta MacIntosh	2022	11,963	2,880	—	—	14,843
(5) Mr. Sakellaris is also a member of our board of directors, but does not receive any additional compensation in his capacity as a director.
(6) Ms. Macintosh was designated an executive officer in February 2021.
Grants of Plan-Based Awards in Fiscal Year

The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2022 to our named executive officers.

			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Approval Date	Threshold (#)(1)	Maximum(#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
George P. Sakellaris	3/10/2022	2/3/2022	10,000	500,000	—	77.68	5,043,613
Spencer Doran Hole	3/10/2022	2/3/2022	600	50,000	—	77.68	504,361
Michael T. Bakas	3/4/2022	2/3/2022	—	—	20,000	63.19	648,508
	3/10/2022	2/3/2022	600	50,000	—	77.68	403,489
Nicole A. Bulgarino	3/4/2022	2/3/2022	—	—	20,000	63.19	648,508
	3/10/2022	2/3/2022	—	50,000	—	77.68	302,617
Britta MacIntosh	3/4/2022	2/3/2022	—	—	25,000	63.19	810,635
	3/10/2022	2/3/2022	600	50,000	—	77.68	201,745

(1)These columns reflect the grant of options that are subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2022 to December 31, 2024, as described under the heading "Overview of the Executive Compensation Process - Equity Incentive Awards" above. In order for any of the option to vest, the combined level of achievement of the performance goals must have been at least 80%. Performance at a level below 80% will result in the option not vesting as to any shares and being canceled. There are no target amounts.
(2) Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(3) Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on February 28, 2023.
(4) For performance based vesting options reported in this column, the amounts in the table reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the grant date calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2022.

	Outstanding Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
George P. Sakellaris	—	—	500,000	77.68	3/10/2022	3/10/2032
	50,000	200,000	—	43.00	3/5/2021	3/4/2031
	320,000	—	—	13.37	8/6/2019	8/6/2029
	60,000	40,000	—	16.71	3/22/2019	3/21/2029
	25,000	—	—	6.70	5/22/2014	5/21/2024
Spencer Doran Hole	—	—	50,000	77.68	3/10/2022	3/10/2032
	3,000	12,000	—	43.00	3/5/2021	3/4/2031
	20,000	—	—	13.37	8/6/2019	8/6/2029
	14,000	24,000	—	14.24	7/29/2019	7/28/2029
Michael T. Bakas	—	—	50,000	77.68	3/10/2022	3/10/2032
	—	20,000	—	63.19	3/4/2022	3/3/2032
	10,000	40,000	—	43.00	3/5/2021	3/4/2031
	14,000	21,000	—	22.53	3/5/2020	3/4/2030
	40,000	—	—	13.37	8/6/2019	8/6/2029
	15,000	5,000	—	8.35	2/2/2018	2/1/2028
	5,000	—	—	5.80	3/9/2017	3/8/2027
	650	—	—	4.64	5/10/2016	5/10/2026
Nicole A. Bulgarino	—	—	50,000	77.68	3/10/2022	3/10/2032
	—	20,000	—	63.19	3/4/2022	3/3/2032
	10,000	40,000	—	43.00	3/5/2021	3/4/2031
	14,000	21,000	—	22.53	3/5/2020	3/4/2030
	40,000	—	—	13.37	8/6/2019	8/6/2029
	20,000	5,000	—	8.35	2/2/2018	2/1/2028
	42,736	—	—	5.80	3/9/2017	3/8/2027
	25,528	—	—	6.53	3/3/2015	3/2/2025
	15,000	—	—	9.45	7/24/2013	7/23/2023
Britta MacIntosh	—	—	50,000	77.68	3/10/2022	3/10/2032
	—	25,000	—	63.19	3/4/2022	3/3/2032
	4,000	16,000	—	65.24	8/5/2021	8/4/2031
	—	12,000	—	29.52	8/6/2020	8/5/2030

(1) All option awards listed in this table were granted under our 2010 or our 2020 stock incentive plan.
(2) Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(3) Such option is subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2022 to December 31, 2024, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above.

Option Exercises
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2022.

	Options Exercised
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
George P. Sakellaris	—	—
Spencer Doran Hole	16,000	1,227,360
Michael T. Bakas	—	—
Nicole A. Bulgarino	—	—
Britta MacIntosh	8,000	450,480

(1) Calculated using the actual proceeds of same-day sales or, if no same-day sale occurred, the closing market price of our class A common stock on the exercise date.
Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers, other than Mr. Hole, our Executive Vice President and Chief Financial Officer. Pursuant to an offer letter executed by us with Mr. Hole, dated June 26, 2019, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, each as defined in the offer letter, for a period of nine months following such termination, the company will pay to Mr. Hole an amount equal to his monthly base salary in effect at the time of his termination and, during such period, continue any medical, dental or vision benefits that Mr. Hole was enrolled in at the time of termination. Receipt of such severance benefits is conditioned on the execution of a mutual release in a form reasonably acceptable to the parties and Mr. Hole’s continuing compliance with all obligations owed to the company and its affiliates. Based upon Mr. Hole’s base salary and benefit enrollment at December 31, 2022, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, Mr. Hole would receive an aggregate of $305,944, paid in monthly installments over nine months.
Neither our 2010 stock incentive plan or our 2020 stock incentive plan provide for acceleration of options in connection with any termination events, including retirement, resignation, severance or constructive termination. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.
Pay Ratio

Under Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the annual total compensation paid to our median paid employee, the annual total compensation paid to our CEO, and the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO.

In 2022, the total annual compensation of Mr. Sakellaris, our President and Chief Executive Officer, was $6,499,486 (as shown in the Summary Compensation Table included in this Proxy Statement). The total annual compensation of the median employee was $112,671. The total annual compensation of our chief executive officer to the total annual compensation of the median employee was approximately 58 to 1. The increase from previous years is in large part due to the performance option granted to our chief executive officer in 2022 which is intended to cover a three year period and not be made annually.

Under the pay ratio rule, certain public companies are required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. For 2022, we reevaluated the identification of our median employee.

We identified the median employee by examining compensation information derived from payroll records for all employees, excluding Mr. Sakellaris, who were employed by us on December 31, 2022. As of such date, we employed approximately 1,300 people in the United States, Canada and the United Kingdom. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis, using the definition of employee under the U.S. Internal Revenue Code, or similar laws in the country where the individual was employed. In identifying the median employee, we utilized annualized cash compensation for the 12-month period ending December 31, 2022 as the consistently applied compensation measure, including as base salary or wages, bonus and incentive payments annualized for that period. For non-U.S. employees, we used the exchange rate as of December 31, 2022.

To determine the annual total compensation of Mr. Sakellaris, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, option awards, bonus and all other compensation. The median employee’s total annual compensation for 2022 was calculated in accordance with the same requirements applicable to the chief executive officer’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the chief executive officer’s pay to that of the median employee.
The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of our other employees, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the chief executive officer’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (2)	4,545,371	$45.799	2,036,322
Equity compensation plans not approved by security holders	—	—	—
Total	4,545,371	$45.799	2,036,322
(1) Weighted-average exercise price does not take into account shares of common stock subject to outstanding RSUs as such shares of common stock will be issued at the time they vest, without any cash consideration payable for those shares of common stock.
(2) Consists of our 2010 stock incentive plan, 2020 stock incentive plan and our 2017 employee stock purchase plan.
(3) Consists of 2,036,322 shares of our class A common stock remaining available for future issuance are under our 2020 stock incentive plan and 135,645 shares of our class A common stock remaining available for future issuance under our 2017 employee stock purchase plan, including shares subject to purchase during the current purchase period. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2022, shares under our 2020 stock incentive plans may instead be issued in the form of stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

PAY VERSUS PERFORMANCE

The compensation committee considers a mix of cash and equity awards over both the short-term and long-term as a critical balance in reinforcing Ameresco’s commitment to performance alignment. Our compensation programs are focused on objective corporate performance measures and individual performance.

In accordance with SEC rules, we are providing the below disclosure regarding certain executive compensation disclosure for our principal executive officer and our other NEOs (“Non-PEO NEOs;”) and certain financial performance measures for the fiscal years listed below, as well as the relationship of the “compensation actually paid” (“CAP”) to those financial performance measures. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis” section above, our performance equity awards are subject to multi-year performance conditions tied to performance metrics and all our equity awards are subject to time vesting conditions. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Pay vs. Performance Disclosure
					Value of Fixed $100 Investment Based On:
Year	Summary Compensation Table for PEO ($)(1)	Compensation actually paid to PEO($)(2)	Average Summary Compensation Table Total Average for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Ameresco Total Shareholder Return($)(4)	NASDAQ Clean Edge Total Shareholder Return ($)(4)	Net Income($)	Adjusted EBITDA ($)(5)
2022	6,499,486	(5,735,675)	1,333,224	(740,101)	327	194	98,549,000	204,512,000
2021	7,046,400	36,700,814	1,297,940	5,164,424	465	277	80,191,000	152,715,000
2020	1,469,973	4,286,201	657,195	2,108,713	299	285	56,922,000	117,877,000

Notes
(1) Our PEO was George Sakellaris for all years in the table. Our non-PEO NEOs for 2020 were Spencer Hole, Michael Bakas, Nicole Bulgarino, and David Corrsin. Our non-PEO NEOs for 2021 and 2022 were Spencer Hole, Michael Bakas, Nicole Bulgarino, and Britta MacIntosh.
(2) The dollar amounts reported in this column represent the amount of “compensation actually paid” to the PEO in 2022, 2021 and 2020. The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP amounts from the Summary Compensation Table amounts. The Summary Compensation Table amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act. Equity compensation fair value was calculated based on assumptions determined in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the Summary Compensation Table Amounts.

PEO Compensation Actually Paid Detail
	Compensation Actually Paid Detail
Compensation Element	2020($)	2021($)	2022($)
Summary Compensation Table (SCT) Reported Total Compensation	1,469,973	7,046,400	6,499,486
Aggregate SCT Reported Equity Compensation (-)	—	(5,233,075)	(5,043,613)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	—	12,229,652	3,308,244
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	2,842,726	22,831,678	(4,451,061)
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	(26,498)	(173,842)	(6,048,731)
Compensation Actually Paid Determination	4,286,201	36,700,814	(5,735,675)

(3) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the non-PEO NEOs in 2022, 2021 and 2020, as computed in accordance with Item 402(v) of Regulation S-K. The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP amounts from the Summary Compensation Table Amounts. The Summary Compensation Table amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our non-PEO NEOs during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act. Equity compensation fair value was calculated based on assumptions determined in accordance with FASB ASC Topic 718. Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the Summary Compensation Table Amounts.

Average Non-PEO NEOs Compensation Actually Paid Detail
	Compensation Actually Paid Detail
Compensation Element	2020($)	2021($)	2022($)
Summary Compensation Table (SCT) Reported Total Compensation	657,195	1,297,940	1,333,224
Aggregate SCT Reported Equity Compensation (-)	(169,236)	(761,219)	(879,966)
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	586,026	1,622,442	696,792
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Outstanding (+/-)	985,989	2,990,380	(969,267)
Year-Over-Year Change in Fair Value of Awards Granted During Previous FYs & Vesting During Covered FY (+/-)	48,739	14,880	(920,884)
Compensation Actually Paid Determination	2,108,713	5,164,424	(740,101)

(4) Cumulative total shareholder return (TSR) calculated based on an assumed $100 investment as of December 31, 2019. The peer group TSR reflects the TSR of the NASDAQ Clean Edge Green Energy Index.
(5) Adjusted EBITDA is defined as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before provision (benefit from) income tax provisions, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity.
Performance Metrics to Link Executive Compensation Actually Paid with Company Performance
The following table presents the most important financial measures that we used to link compensation actually paid with Ameresco performance during the most recently completed fiscal year:

Revenue
Adjusted EBITDA
Business Development - Sales and Awards (Project Sales, Distributed Generation EPC/PPA Sales, Project Solution Awards)
Energy Assets Placed into Operation

Relationship Between Pay vs. Performance

The following charts show the relationship of the CAP amounts for our PEO and Non-PEO NEOs as compared to Ameresco’s total shareholder return, the Nasdaq Clean Edge Green Energy Index total shareholder return, net income, and adjusted EBITDA over the last three completed fiscal years.

Compensation Actually Paid vs. TSR
Compensation Actually Paid
$40m
$35m
$30m
$25m
$20m
$15m
$10m
$5m
$0m
($5)m
($10)m
2020
2021
2022
Total Shareholder Return
(Value of Fixed $100 Investment)
$500
$450
$400
$350
$300
$250
$200
$150
$100
Compensation Actually Paid for PEO
Average Compensation Actually Paid for Non-PEO NEOs
Ameresco Inc Total Shareholder Return
Nasdaq Clean Edge Green Energy Index Total Shareholder Return

Compensation Actually Paid vs. Net Income
Compensation Actually Paid
$40m
$35m
$30m
$25m
$20m
$15m
$10m
$5m
$0m
($5)m
($10)m
Net Income
$120m
$100m
$80m
$60m
$40m
$20m
$0m
2020
2021
2022
Compensation Actually Paid for PEO
Average Compensation Actually Paid for Non-PEO NEOs
Ameresco Inc Net Income

Compensation Actually Paid vs. Adjusted EBITDA
Compensation Actually Paid
Adjusted EBITDA
$40m
$35m
$30m
$25m
$20m
$15m
$10m
$5m
$0m
($5)m
($10)m
$250m
$200m
$150m
$100m
$50m
$0m
2020
2021
2022
Compensation Actually Paid for PEO
Average Compensation Actually Paid for Non-PEO NEOs
Ameresco Inc Adjusted EBITDA

See the “Compensation Discussion & Analysis” above and published in our historical proxy statements for additional detail on executive compensation actions. Note, the value ultimately realized by our executive officers is subject to significant variation over time (e.g., forfeiture of unvested awards prior to vesting, variation in stock price prior to award monetization).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Since January 1, 2022, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities:
•We have entered into customary indemnification agreements with all of our directors.
•The company employs Rebecca P. McIntyre, the spouse of David J. Corrsin, our Executive Vice President and General Counsel, as Associate General Counsel.  In fiscal year 2022, the company paid Ms. McIntyre a total of $325,628, including base salary and cash bonus. In addition, Ms. McIntyre received other benefits on the same terms available to all other employees of the company. Ms. McIntyre’s employment was approved by the Audit Committee when she joined the company in 2017 and reviewed annually thereafter. We believe that this transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee prior to the effectiveness of the transaction. The policy also provides that any related person transaction that has not been reviewed by the audit committee, may, if appropriate, be reviewed, and in the audit committee’s discretion be ratified by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
ADDITIONAL INFORMATION
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2024 annual meeting of stockholders must be received by our Secretary at the address noted below no later than December 29, 2023 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. However, if the 2024 annual meeting of stockholders is called for a date that is not within 30 days before or after June 12, 2024, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2024 annual meeting of stockholders.

If you wish to present a proposal at the 2024 annual meeting of stockholders, but do not wish to have the proposal considered for inclusion in our proxy statement and proxy card, you must give written notice at the address noted below. The required notice must be in writing and must otherwise meet the requirements set forth in our bylaws (including providing the information required by Rule 14a-19 under the Exchange Act). We must receive this required notice by March 14, 2024 (90 days from the anniversary of the 2023 annual meeting), but no sooner than February 13, 2024 (120 days from the anniversary of the 2023 annual meeting). However, if the date of the 2024 annual meeting of stockholders is held before May 13, 2024 or after August 11, 2024, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2024 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2024 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2024 annual meeting of stockholders is first made, whether by mail or public disclosure.

All stockholder proposals for our 2024 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or via the form at https://www.ameresco.com/contact-us/. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some broker, bank or other agents may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of the Notice our proxy statement and annual report may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other agent. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, bank or other agent.
In addition, the company will promptly deliver, upon written or oral request to Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

AMERESCO
Green • Clean • Sustainable

AMERESCO, INC. (AMRC)
111 SPEEN STREET
SUITE 410
FRAMINGHAM, MA 01701
ATTN: NINA ANDERSSON-WILLARD

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 12, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMRC2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 12, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. For the election of three (3) directors to the Ameresco, Inc. Board of Directors for a three-year term or until their successors are elected and qualified.	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Claire Hughes Johnson 02) Frank V. Wisneski 03) Charles R. Patton

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The ratification of the selection by the Audit Committee of RSM US LLP as Ameresco's independent registered public accounting firm for the year ending December 31, 2023.	O	O	O
3. The approval of a non-binding, advisory resolution approving the compensation of our named executive officers as described in the Ameresco, Inc. Proxy Statement.	O	O	O

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
4. The approval on a non-binding, advisory basis of the frequency (every one, two or three years) of future non-biding, advisory votes of stockholders on the compensation of our named executive offices.	O	O	O	O

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date